                        NUVEEN FLAGSHIP MUNICIPAL TRUST

            AMENDED AND RESTATED ESTABLISHMENT AND DESIGNATION OF
                    SERIES OF SHARES OF BENEFICIAL INTEREST


     WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated July 1, 1996 (the "Declaration"), of Nuveen Flagship Municipal Trust, the "Trust"), as amended effective as of August 28, 2000 to change the name of the Trust to Nuveen Municipal Trust, a Massachusetts business trust, the Trustees of the Trust, on July 10, 1996, established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of an instrument establishing and designating such series and setting forth the special and relative rights of such series (the "Designation");

     WHEREAS, on February 1, 1999 the Board of Trustees of the Trust added a new series to the Trust and amended and restated the Designation;

     WHEREAS, on November 4, 1999 the Board of Trustees of the Trust amended and restated the Designation in order to change the name of the series previously designated as Nuveen Municipal Bond Fund to Nuveen Intermediate Duration Municipal Bond Fund.

     WHEREAS, the Trustees of the Trust desire to further amend and restate such Designation in order to change the name of certain of the series previously designated.

     NOW, THEREFORE, the Trustees of the Trust, effective as of the 28th day of August, 2000, hereby amend and restate the Designation as follows:

     1.  The series of Shares are hereby redesignated as:

                Nuveen Intermediate Duration Municipal Bond Fund
                       Nuveen Insured Municipal Bond Fund
                    Nuveen All-American Municipal Bond Fund
                    Nuveen Limited-Term Municipal Bond Fund
                    Nuveen Intermediate Municipal Bond Fund
                     Nuveen High Yield Municipal Bond Fund

Each of the above-referenced series of Shares (each, a "Fund") shall have the special and relative rights described below.

     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

     3. Shareholders of each Fund shall vote either separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

     4. The assets and liabilities of the Trust shall be allocated among each Fund and any other series of Shares that may be established from time to time as set forth in Article IV, Section 5 of the Declaration.

     5. The designation of each Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

     6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Shareholders.

     IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 9th day of August, 2000.



/s/ Robert P. Bremner                  /s/ Lawrence H. Brown
---------------------                  ---------------------
Robert P. Bremner,                     Lawrence H. Brown,
 as Trustee                             as Trustee
333 West Wacker Drive                  333 West Wacker Drive
Chicago, Illinois 60606                Chicago, Illinois 60606



/s/ Anne E. Impellizzeri               /s/ Peter R. Sawers
------------------------               -------------------
Anne E. Impellizzeri,                  Peter R. Sawers,
 as Trustee                             as Trustee
333 West Wacker Drive                  333 West Wacker Drive
Chicago, Illinois 60606                Chicago, Illinois 60606



/s/ William J. Schneider               /s/ Timothy R. Schwertfeger
------------------------               ---------------------------
William J. Schneider,                  Timothy R. Schwertfeger
 as Trustee                             as Trustee
333 West Wacker Drive                  333 West Wacker Drive
Chicago, Illinois 60606                Chicago, Illinois 60606



/s/ Judith M. Stockdale
-----------------------
Judith M. Stockdale,
 as Trustee
333 West Wacker Drive
Chicago, Illinois 60606

STATE OF ILLINOIS    )
                     ) SS.
COUNTY OF COOK       )

Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing Amended and Restated Designation of Series and who acknowledged the same to be their free act and deed, before me this 9th of August, 2000.


"OFFICIAL SEAL"
Virginia L. Corcoran                        /s/ Virginia L. Corcoran
Notary Public, State of Illinois            ------------------------
My Commission Expires: 10/27/01             Notary Public